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Proxy Statement Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

PACIRA PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

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PACIRA PHARMACEUTICALS, INC.
5 Sylvan Way, Suite 100
Parsippany, New Jersey 07054

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
To be held June 11, 2013

        You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the "Annual Meeting") of Pacira Pharmaceuticals, Inc., which is scheduled to be held on Tuesday, June 11, 2013, at 2:00 p.m. Eastern Daylight Time, at our corporate headquarters, 5 Sylvan Way, Suite 100, Parsippany, New Jersey 07054.

        Only stockholders who owned common stock at the close of business on April 18, 2013 can vote at the Annual Meeting or any adjournment that may take place. At the Annual Meeting, the stockholders will:

  1.
  Elect three Class II directors of our board of directors to serve until the 2016 annual meeting of stockholders (Proposal 1);

  2.
  Ratify the appointment of CohnReznick LLP as the Company's independent registered public accounting firm for the current fiscal year (Proposal 2);

  3.
  Hold an advisory vote to approve the compensation of our named executive officers (Proposal 3);

  4.
  Hold an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal 4); and

  5.
  Transact any other business properly brought before the Annual Meeting.

        You can find more information, including the nominees for directors and details regarding executive compensation, in the attached Proxy Statement.

        The board of directors recommends that you vote in favor of each of proposals 1, 2, and 3, and in favor of a frequency of every year with respect to proposal 4, each as outlined in the attached Proxy Statement.

        We cordially invite all stockholders to attend the Annual Meeting in person. Stockholders of record at the close of business on April 18, 2013, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. You may obtain directions to the location of the Annual Meeting by calling our offices at 973-254-3560. Whether or not you expect to attend the Annual Meeting in person, please execute your vote promptly by following the instructions contained in the Notice of Internet Availability of Proxy Materials that was provided to you or as described under "How to Vote" on page 2 of the Proxy Statement. If you execute your vote prior to the Annual Meeting and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By order of the Board of Directors,
/s/ JAMES SCIBETTA James Scibetta Chief Financial Officer and Secretary

Parsippany, NJ
April 25, 2013

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE EXECUTE YOUR VOTE PROMPTLY BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT WAS PROVIDED TO YOU OR AS DESCRIBED UNDER "HOW TO VOTE" ON PAGE 2 OF THE PROXY STATEMENT. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY VOTED.

Proxy Statement Table of Contents

PACIRA PHARMACEUTICALS, INC.
5 Sylvan Way, Suite 100
Parsippany, New Jersey 07054
(973) 254-3560

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
to be held on June 11, 2013

        This proxy statement contains information about the 2013 Annual Meeting of Stockholders of Pacira Pharmaceuticals, Inc. (the "Annual Meeting") to be held on Tuesday, June 11, 2013, at 2:00 p.m. Eastern Daylight Time, at our corporate headquarters, 5 Sylvan Way, Suite 100, Parsippany, New Jersey 07054. This proxy statement, or a Notice of Internet Availability of Proxy Materials, will first be made available to stockholders on or about April 25, 2013. It is furnished to stockholders of Pacira Pharmaceuticals, Inc. in connection with the solicitation of proxies by our board of directors. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of "Pacira," "Company," "our," "we" or "us" refers to Pacira Pharmaceuticals, Inc. and its subsidiaries.

        Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. This proxy statement and our 2012 annual report to stockholders are available at www.proxyvote.com.

        All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting

        At the Annual Meeting, our stockholders will consider and vote on the following matters:

  1.
  To elect three Class II directors of our board of directors to serve until the 2016 annual meeting of stockholders (Proposal 1);

  2.
  To ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2);

  3.
  To hold an advisory vote to approve the compensation of our named executive officers (Proposal 3);

  4.
  To hold an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal 4); and

  5.
  To transact any other business properly brought before the Annual Meeting.

        As of the date of this proxy statement, we are not aware of any business to come before the meeting other than Proposals 1, 2, 3, and 4, noted above.

Who Can Vote at the Annual Meeting

        Only stockholders of record at the close of business on the record date of April 18, 2013, are entitled to receive notice of the Annual Meeting and to vote the shares of Pacira common stock that they held on that date. As of the close of business on April 18, 2013, there were 33,006,992 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Difference between a "stockholder of record" and a beneficial owner of shares held in "street name"

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, then you are considered a "stockholder of record" of those shares. In this case, a Notice of Internet Availability of Proxy Materials or, if requested, a set of proxy materials has been sent to you directly by us.

        Beneficial Owners of Shares Held in Street Name.    If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in "street name." In this case, a Notice of Internet Availability of Proxy Materials or, if requested, a set of proxy materials has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account.

How to Vote

        If you are a shareholder of record, you can vote your shares over the Internet as described in the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you have received or requested a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote in person at the Annual Meeting. If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by our board of directors.

        If you hold your shares through a broker, bank, or other nominee in "street name," you need to submit voting instructions to your broker, bank or other nominee in order to cast your vote. The Notice of Internet Availability of Proxy Materials that was mailed to you has specific instructions for how to submit your vote, or if you have received or requested a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. However, since you are not a stockholder of record you may not vote your shares in person at the Annual Meeting without obtaining authorization from your broker, bank or other nominee.

        Telephone and Internet voting for stockholders of record will be available up until 11:59 PM Eastern Daylight Time on June 10, 2013, and mailed proxy cards must be received by June 10, 2013 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

        The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in "street name" will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instructions card and any other materials that you receive from that organization.

Ballot Measures Considered "Routine" and "Non-Routine"

        The ratification of the appointment of CohnReznick LLP as Pacira's independent registered public accounting firm for 2013 (Proposal 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. A broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instruction from the beneficial owner of the shares and no instruction is given.

        The election of directors (Proposal 1), the advisory vote to approve the compensation of our named executive officers (Proposal 3), and the advisory vote to approve the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3, and 4.

Quorum

        A quorum of stockholders is necessary to hold a valid meeting. Our amended and restated bylaws provide that a quorum will exist if stockholders holding a majority of the outstanding shares of common stock are present at the meeting in person or by proxy. Abstentions and broker non-votes count as present for establishing a quorum, provided that the broker has voted on at least the ratification of the appointment of our auditors, but will not be counted as votes cast. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Votes Required to Elect Directors and Approve Proposals

        To be elected, director nominees must receive a plurality of the votes cast (the three nominees receiving the highest number of "FOR" votes cast will be elected). "WITHHOLD" votes and broker non-votes will have no effect on the outcome of Proposal 1. Cumulative voting is not permitted. See "Corporate Governance—Majority Vote Director Resignation Policy" (below) regarding director nominees who receive a greater number of votes "WITHHELD" from their election than votes "FOR" such election.

        The affirmative vote of a majority of the shares of common stock present or represented by proxy and cast at the meeting ("FOR" or "AGAINST") is required to (a) ratify the appointment of CohnReznick LLP as Pacira's independent registered public accounting firm (Proposal 2), and (b) approve the advisory resolution to approve the compensation of our named executive officers (Proposal 3). Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of these proposals.

        Proposal 4 asks stockholders to approve, on an advisory basis, the frequency (every one year, every two years or every three years) of the advisory vote to approve the compensation of our named executive officers. The voting frequency option that receives the highest number of votes cast by the holders of shares of common stock present or represented by proxy and entitled to vote on the proposal will be deemed the frequency for the advisory vote to approve executive compensation that has been approved, on an advisory basis, by stockholders. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

 Board of Directors Recommendation

        Our board of directors recommends that you vote:

  FOR the election of each of the three nominees to serve on our board of directors, each for a three-year term;

  FOR the ratification of the selection of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

  FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement; and

  FOR a frequency of every year for future advisory votes to approve the compensation of our named executive officers.

Revoking a Proxy; Changing Your Vote

        If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting by:

  •
  submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the "How to Vote" section above;

  •
  by voting in person at the meeting; or

  •
  by filing a written revocation with our corporate Secretary.

        If your shares are held in "street name," you may submit new voting instructions by contacting your broker or other organization holding your account. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the "How to Vote" section above.

        Your attendance at the Annual Meeting will not automatically revoke your proxy.

Solicitation Costs

        The Company will bear all expenses incurred in connection with the solicitation of proxies. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. The Company's directors, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

Voting Results

        We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF CLASS II DIRECTORS

        Our board of directors currently consists of eight members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

        In accordance with the terms of our restated certificate of incorporation and amended and restated bylaws, our board of directors is divided into three classes: Class I, Class II and Class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The members of the classes are divided as follows:

  •
  Class I:    Laura Brege and Luke Evnin, and their term expires at the annual meeting of stockholders to be held in 2015.

  •
  Class II:    Paul Hastings, John Longenecker and Andreas Wicki, and their term expires at the 2013 Annual Meeting.

  •
  Class III:    Fred Middleton, Gary Pace and David Stack, and their term expires at the annual meeting of stockholders to be held in 2014.

        Our restated certificate of incorporation and amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our restated certificate of incorporation and amended and restated bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Nominees for Election as Class II Directors

        Biographical information for our directors who are up for re-election at our 2013 Annual Meeting is set forth below.

	Age	Director Since
Paul Hastings has served as our director since June 2011. Mr. Hastings has been the president and chief executive officer of OncoMed Pharmaceuticals, Inc. since January 2006. Prior to joining OncoMed, Mr. Hastings was president and chief executive officer of QLT, Inc. Before this role, Mr. Hastings served as president and chief executive officer of Axys Pharmaceuticals, Inc., which was acquired by Celera Corporation in 2001. Prior to Axys, Mr. Hastings was president of Chiron Biopharmaceuticals and also held a variety of management positions of increasing responsibility at Genzyme Corporation, including president of Genzyme Therapeutics Europe and president of Worldwide Therapeutics. Mr. Hastings was Chairman of the Board of Proteolix (sold to Onyx) and was a member of the board of directors of ViaCell Inc. (sold to Perkin Elmer). Mr. Hastings currently serves on the board of directors of Relypsa Inc., a clinical-stage biopharmaceutical company, and the Bay Area Biosciences Association (Bay Bio), and he is Chair of the Emerging Companies Section of the Biotechnology Industry Organization. He received a Bachelor of Science degree in pharmacy from the University of Rhode Island. We believe Mr. Hastings' qualifications to sit on our board of directors include his financial expertise and his extensive experience in the pharmaceutical and biotechnology industries.	53	June 2011

	Age	Director Since
John Longenecker, Ph.D. has served as our director since July 2007. Dr. Longenecker has served as president and chief executive officer of HemaQuest Pharmaceuticals, Inc. since October 2010. From December 2009 to March 2010, Dr. Longenecker served as the president and chief executive officer of VitreoRetinal Technologies Inc. From February 2002 to January 2009, Dr. Longenecker was the president and chief executive officer and a member of the board of directors of Favrille, Inc. In 1992, Dr. Longenecker joined DepoTech as senior vice president of research, development and operations and then served as president and chief operating officer from February 1998 to March 1999. Under Dr. Longenecker's leadership, DepoTech took its lead product, DepoCyt(e), from early pre-clinical research and development through to commercial launch. Following SkyePharma PLC's acquisition of DepoTech in 1999, Dr. Longenecker served as president for the U.S. operations of SkyePharma, Inc. and as a member of the executive committee for SkyePharma PLC. From 1982 to 1992, Dr. Longenecker was at Scios Inc. (Cal Bio), a biotechnology company where he served as vice-president and director of development. Dr. Longenecker was also a director of a number of Cal Bio subsidiaries during this period including Meta Bio and Karo Bio. Dr. Longenecker holds a B.S. in chemistry from Purdue University and a Ph.D. in biochemistry from The Australian National University. He was a post-doctoral fellow at Stanford University from 1980 to 1982. Dr. Longenecker's experience as the president of a public company demonstrates his leadership capability, extensive knowledge of complex financial and operational issues that public companies face, a thorough understanding of our business and industry, and business acumen to our board of directors. We believe Dr. Longenecker's extensive experience in the pharmaceutical and biotechnology industries provides valuable background and insight to our board of directors.	65	July 2007

Andreas Wicki, Ph.D. has served as our director since our inception in December 2006. Dr. Wicki is a life sciences entrepreneur and investor with over 20 years of experience in the pharmaceutical and biotechnology industries. Dr. Wicki has been chief executive officer of HBM Partners AG and HBM Healthcare Investments AG (formerly HBM BioVentures AG) since 2001. From 1998 to 2001, Dr. Wicki was the senior vice president of the European Analytical Operations at MDS Inc. From 1990 to 1998, he was co-owner and chief executive officer of ANAWA Laboratorien AG and Clinserve AG, two life sciences contract research companies. From 2007 to 2011, he served as a member of the board of directors of PharmaSwiss SA. Previously, Dr. Wicki held board positions on several privately-held companies and companies listed on international exchanges. Dr. Wicki holds an M.Sc. and Ph.D. in chemistry and biochemistry from the University of Bern, Switzerland. He currently serves on the board of directors of Buchler GmbH, HBM BioPharma India Ltd., HBM Healthcare Investments (Cayman) Ltd., HBM Partners Ltd., and HBM BioCapital Ltd. We believe Dr. Wicki's qualifications to sit on our board of directors include his extensive experience with pharmaceutical companies, his financial expertise and his years of experience providing strategic and advisory services to pharmaceutical and biotechnology organizations.	54	December 2006

        The proxies will be voted in favor of the nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as directors of Pacira if elected. However, if any of the nominees are unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by our board of directors.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" ELECTING EACH NOMINEE.

Directors Continuing in Office

        Biographical information for our directors continuing in office is set forth below.

	Age	Director Since
Class III Directors (Term Expires at 2014 Annual Meeting)

Fred Middleton has served as our director since our inception in December 2006. Since 1987, he has been a general partner/managing director of Sanderling Ventures, a firm specializing in biomedical venture capital. From 1984 through 1986, he was the managing general partner of Morgan Stanley Ventures, an affiliate of Morgan Stanley & Co. Earlier in his career, Mr. Middleton was part of the of the founding management team at Genentech, Inc., a biotechnology company, serving there from 1978 through 1984 as vice president of finance and corporate development, and chief financial officer. During the last 30 years, he has participated in active management roles and as an investor and director in over 20 start-up biomedical companies. He currently serves as a director of Stereotaxis, Inc. (NASDAQ: STXS), a medical device company that markets magnetically guided robotic surgery systems in cardiology, and Endocyte, Inc. (NASDAQ: ECYT), a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases. He served as a director of Cardionet, Inc. (NASDAQ: BEAT), a company that markets devices and services for wireless 24/7 real time monitoring of patients, from 2000 to May 2011. He also serves as a director of seven other privately-held biomedical companies, engaged in the development of therapeutic and diagnostic products in healthcare. Mr. Middleton received a B.S. degree in chemistry from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. We believe Mr. Middleton's qualifications to sit on our board of directors include his extensive experience with biopharmaceutical and biotechnology companies, his financial expertise and his years of experience providing strategic advisory services to healthcare companies.	63	December 2006

	Age	Director Since

Gary Pace, Ph.D. has served as our director since June 2008. He is currently founder and chairman of the privately held Sova Pharmaceuticals Inc., founded in 2010. He is also founder, director and consultant to QRxPharma Ltd. (ASX:QRX) founded in 2001, a director of ResMed (NYSE:RMD) since 1994 and Transition Therapeutics Inc. (CDNX:TTH) since 2002. He previously served as a member of the board of directors at Celsion Corporation (NASDAQ: CLSN) from 2002 to 2010 and Peplin Inc. (ASX: PLI) from 2004 to 2009. He has more than 40 years of experience in the development and commercialization of advanced technologies, spanning biotechnology, pharmaceuticals, medical devices, and food industries. Dr. Pace was awarded a Centenary Medal by the Australian Government in 2003 "for service to Australian society in research and development" and was recognized as the 2011 Director of the Year (corporate governance) by the San Diego Directors Forum. Dr. Pace holds a B.Sc. with honors from the University of New South Wales and a Ph.D. from Massachusetts Institute of Technology. We believe Dr. Pace's qualifications to sit on our board of directors include his financial expertise and his years of experience providing strategic advisory services to complex organizations, including as a public company director.	65	June 2008

David Stack has served as our president and chief executive officer and as a director since November 2007. Mr. Stack has been a managing director of MPM Capital since 2005 and a managing partner of Stack Pharmaceuticals, Inc. since 1998. From 2001 to 2004, he was president and chief executive officer of The Medicines Company (NASDAQ: MDCO). Previously, Mr. Stack was president and general manager at Innovex, Inc. He was vice president, business development/marketing at Immunomedics from 1993 until 1995. Prior to that, he was with Roche Laboratories in positions of increasing responsibility from 1981 until 1993, including therapeutic world leader in infectious disease and director, business development and planning, infectious disease, oncology, and virology. He currently serves as a member of the board of directors of PepTx, Inc., Medivo, Inc. and Amarin Corporation plc. He was a member of the boards of directors of Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) from 2006 to 2010 and BioClinica, Inc. (NASDAQ: BIOC) from 1999 to 2010. Mr. Stack holds a B.S. in pharmacy from Albany College of Pharmacy and a B.S. in Biology from Siena College. We believe Mr. Stack's qualifications to sit on our board of directors include his extensive experience with pharmaceutical companies, his financial expertise and his years of experience providing strategic and financial advisory services to pharmaceutical and biotechnology organizations, including evaluating business strategy and commercial planning.	61	November 2007

	Age	Director Since
Class I Directors (Term Expires at 2015 Annual Meeting)

Laura Brege has served as our director since June 2011. Since September 2012, she has served as the president and chief executive officer of Nodality, Inc. Previously, Ms. Brege held the roles of chief operating officer and executive vice president and chief business officer for Onyx. Prior to joining Onyx in 2006, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm, and senior vice president and chief financial officer at COR Therapeutics, Inc. Ms. Brege currently serves as a director of Acadia Pharmaceuticals Inc. (NASDAQ: ACAD) and Delcath Systems, Inc. (NASDAQ: DCTH). She previously served as a member of the board of directors of Angiotech Pharmaceuticals Inc. from 2007 to 2011. Ms. Brege earned her undergraduate degree from Ohio University and has an M.B.A. from the University of Chicago. We believe Ms. Brege's qualifications to sit on our board of directors include her extensive experience in the pharmaceutical and biotechnology industries, including as a public company director.	55	June 2011

Luke Evnin, Ph.D. has served as our director since our inception in December 2006. Dr. Evnin has served as a general partner or managing director at MPM Capital since co-founding the firm in 1997. Prior to joining MPM, Dr. Evnin was at Accel Partners from 1990 to 1997, serving as general partner from 1994 to 1997. Dr. Evnin currently serves as director of EnteroMedics Inc. (NASDAQ: ETRM). He has previously been a member of the boards of EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX), Metabasis Therapeutics, Inc. (NASDAQ: MBRX), Oscient Pharmaceuticals Corporation (NASDAQ: OSCI), Restore Medical, Inc., and Otix Global, Inc. (NASDAQ: OTIX), formerly known as Sonic Innovations, Inc. and Signal Pharmaceuticals, Inc. Mr. Evnin is currently or has been a director of several private healthcare companies in both the medical device and biopharmaceutical sectors. Dr. Evnin earned his Ph.D. in biochemistry from the University of California, San Francisco and his A.B. in molecular biology from Princeton University. We believe Dr. Evnin's qualifications to sit on our board of directors include his extensive experience with biopharmaceutical and biotechnology companies, his financial expertise and his years of experience providing strategic advisory services to diverse companies.	49	December 2006

EXECUTIVE OFFICERS

        The following sets forth certain information with respect to the executive officers of the Company.

Name	Age	Position(s)
David Stack	61	President and Chief Executive Officer, Director
James Scibetta	48	Chief Financial Officer
Gary Patou, M.D	54	Chief Medical Officer
Taunia Markvicka, Pharm D	44	Vice President, Commercial
Lauren Riker	34	Executive Director, Accounting & Reporting
John Pratt	69	General Manager, San Diego Facility

        David Stack see "Class III Directors (Term Expires at 2014 Annual Meeting)" above.

        James Scibetta has served as our chief financial officer since August 2008. Prior to that, Mr. Scibetta was chief financial officer of Bioenvision, Inc. (NASDAQ: BIVN) from 2006 until its acquisition by Genzyme, Inc. in 2007. From 2001 to 2006, Mr. Scibetta was executive vice president and chief financial officer of Merrimack Pharmaceuticals, Inc., and he was a member of the board of directors of Merrimack from 1998 to 2004. Mr. Scibetta formerly served as a senior investment banker at Shattuck Hammond Partners, LLC and PaineWebber Inc., providing capital acquisition, merger and acquisition, and strategic advisory services to healthcare companies. He currently serves as chairman of the board and audit committee of Nephros, Inc. (NASDAQ: NEPH). Mr. Scibetta holds a B.S. in physics from Wake Forest University, and an M.B.A. in finance from the University of Michigan. He completed executive education studies in the Harvard Business School Leadership & Strategy in Pharmaceuticals and Biotechnology program.

        Gary Patou, M.D. has served as our chief medical officer since March 2009. Dr. Patou has been a managing director of MPM Capital since 2005. He has served as chief medical officer of the following MPM Capital portfolio companies: Peplin, Ltd. (ASX: PLI), from June 2006 to April 2007 and from June 2008 to May 2009, Cerimon Pharmaceuticals, Inc., from June 2005 to June 2006, and Oscient Pharmaceuticals, Inc., from February 2004 to April 2005. From 2001 to 2004, he was president of Genesoft and from 1995 to 2000, Dr. Patou worked at SmithKline Beecham Pharmaceuticals, now a unit of GlaxoSmithKline (LSE: GSK), where he held positions of increasing responsibility including senior vice president and director, project and portfolio management. From 1991 to 1995, he held increasing senior, director level positions at Vernalis (LSE:VER), formerly British Biotechnology. He currently serves as a member of the board of directors of Xenon Pharmaceuticals, Inc. He served as a member of the board of directors of Oscient Pharmaceuticals Corporation (NASDAQ: OSCI) from 2005 to 2008. Dr. Patou has held a number of academic appointments at University College & Middlesex School of Medicine in London and holds an M.D. from University College, London.

        Taunia Markvicka, Pharm. D. has served as our Vice President, Commercial since November 2010. Dr. Markvicka is a partner at Stack Pharmaceuticals, Inc., a commercialization, marketing, and strategy firm, in addition to her role at Pacira. Her most recent pharmaceutical positions include serving as a franchise marketing director at The Medicines Company for cardiovascular and hematology acute care products. Previously, Dr. Markvicka was Marketing Director at Watson Pharmaceuticals, where she oversaw marketing, medical marketing and new product planning for urology and general products. She was also with Advantage Healthcare, a strategic marketing and new product planning firm, as a Vice President, for two years. She joined the pharmaceutical industry, initially taking a two year post-doctoral fellowship position with Sandoz (now Novartis). Dr. Markvicka holds a Doctor of Pharmacy degree from the University of Nebraska, an MBA from St. Joseph's University, and she maintains her license as a registered pharmacist.

        Lauren Riker has served as our principal accounting officer since March 2012 and our Executive Director, Accounting and Financial Reporting since March 2011. Prior to joining us, Ms. Riker served as Senior Director of Financial Reporting at Ikaria, Inc. ("Ikaria"), a private critical care biopharmaceutical company, from April 2008 to April 2011, where she was responsible for the oversight, monitoring and review of Ikaria's financial reporting, technical accounting and stock-based compensation program. From December 2004 to February 2008, Ms. Riker served as the Controller and later the Chief Accounting Officer of Bioenvision, Inc., ("Bioenvision") a publicly traded biotechnology company. Her responsibilities at Bioenvision included preparation of the financial statements and disclosures in accordance with United States generally accepted accounting principles and the reporting requirements of the SEC and implementation of internal controls and procedures in compliance with Sarbanes-Oxley. From 2000 to 2004, Ms. Riker worked at KPMG in the Information, Communication and Entertainment sector where she held positions of increasing responsibility, including Audit Manager. Ms. Riker holds a B.S. in accounting from Boston College and an M.B.A. from Columbia Business School.

        John Pratt, has served as the General Manager of our San Diego facility since January 2012. Prior to joining us, Mr. Pratt was a general manager of Amylin Ohio LLC ("Amylin Ohio"), a subsidiary of Amylin Pharmaceuticals, from 2006 to 2011. In that role, Mr. Pratt managed a 305-person operations team while simultaneously directing Amylin Ohio's commercial operations and leading the design, construction and FDA acceptance of a 550,000 square foot, state-of-the-art manufacturing, inspection and packaging facility. Prior to his employment with Amylin Ohio, Mr. Pratt was employed by Novo Nordisk, where he held various senior management roles related to manufacturing operations and quality control. Mr. Pratt has a B.S. in Microbiology/Chemistry from the University of Montana and took post-graduate coursework at the University of Washington.

Family Relationships

        There are no family relationships among any of our directors or executive officers.

 CORPORATE GOVERNANCE

Director Nomination Process

        Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.

        The process followed by our nominating and governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board.

        The nominating and corporate governance committee evaluates potential candidates, taking into account several factors, including, without limitation, the individual's (a) reputation for integrity, honesty and adherence to high ethical standard; (b) understanding of the Company's business and industry; (c) business acumen, experience, and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company; and (d) willingness and ability to commit adequate time to board and committee matters and to contribute positively to the decision-making process of the Company. The committee does not have a formal policy regarding board diversity. In selecting director nominees, the committee focuses on identifying individuals who will further the interests of our stockholders through his or her established record of professional accomplishment and will contribute positively to the collaborative culture among board members.

        Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the nominating and corporate governance committee, c/o Corporate Secretary, Pacira Pharmaceuticals, Inc., 5 Sylvan Way, Suite 100, Parsippany, New Jersey 07054. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our amended and restated bylaws to nominate director candidates directly, without any action or recommendation on the part of the committee or the board, by following the procedures set forth below under the heading "Stockholder Proposals."

Majority Vote Director Resignation Policy

        Our board of directors has implemented a Majority Vote Director Resignation Policy in our Corporate Governance Guidelines. Under the policy, any director nominee who receives a greater number of "WITHHOLD" votes than "FOR" votes in an uncontested election must promptly tender his or her resignation to the board following certification of the stockholder vote. Within 90 days following the certification of the vote, the independent directors on the board would consider the offer of resignation and determine whether to accept or reject the tendered resignation. If the independent directors determine not to accept the tendered resignation, we will publicly disclose (via press release or SEC filing) such determination and the factors considered by the independent directors in making such determination.

 Director Independence

        Our board of directors has determined that each of our directors, with the exception of David Stack and Gary Pace, is an "independent director" as defined under the applicable NASDAQ Marketplace Rules. In making such independence determination, the board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of our directors, our board of directors considered the association of our directors with the holders of more than 5% of our common stock.

        We have entered into a consulting agreement with Dr. Pace, pursuant to which Dr. Pace provides consulting services to us in the manufacturing area as Technical Advisor to the Chief Executive Office and the board of directors. Pursuant to the consulting agreement, Dr. Pace is currently compensated at the rate of $15,000 per month and has received options to purchase 100,000 shares of our common stock. See "Related Person Transactions—Consulting Agreement with Gary Pace" below for more information. As a result of Dr. Pace's compensation arrangements under the consulting agreement, the board determined that he does not qualify as an "independent director" under applicable NASDAQ rules. As a result, Dr. Pace resigned from his position as chairman of the nominating and corporate governance committee in June 2012, and John Longenecker assumed the position of chairman of the nominating and corporate governance committee.

Board Committees

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operate under a charter that has been approved by our board of directors. Each committee charter is available by clicking on the "Investors & Media" section of our corporate website, located at http://www.pacira.com.

Audit Committee

        The members of our audit committee are John Longenecker, Paul Hastings and Laura Brege, who chairs the committee. Our audit committee met eight times during 2012. Our board of directors has determined that each of the directors serving on our audit committee, are independent within the meaning of The NASDAQ Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, our board of directors has determined that Ms. Brege qualifies as an audit committee financial expert within the meaning of SEC regulations and The NASDAQ Marketplace Rules. In making this determination, our board has considered the formal education and nature and scope of her previous experience, coupled with past and present service on various audit committees. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Our audit committee's responsibilities include:

  •
  appointing, evaluating, retaining and, when necessary, terminating the engagement of our independent registered public accounting firm;

  •
  overseeing the independence of our independent registered public accounting firm, including obtaining and reviewing reports from the firm;

  •
  setting the compensation of our independent registered public accounting firm;

  •
  overseeing the work of our independent registered public accounting firm, including receiving and considering reports made by our independent registered public accounting firm regarding accounting policies and procedures, financial reporting and disclosure controls;

  •
  reviewing and discussing with management and our independent registered public accounting firm our audited financial statements and related disclosures;

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  preparing the annual audit committee report required by SEC rules;

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  coordinating the board's oversight of internal control over financial reporting, disclosure controls and procedures and code of conduct;

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  reviewing our policies with respect to risk assessment and risk management;

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  establishing procedures related to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

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  reviewing our policies and procedures for reviewing and approving or ratifying related person transactions, including our related person transaction policy; and

  •
  meeting independently with management and our independent registered public accounting firm.

        All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

        The members of our compensation committee are Luke Evnin, John Longenecker, Fred Middleton, and Paul Hastings, who chairs the committee. Our compensation committee met five times during 2012. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee's responsibilities include:

  •
  reviewing and recommending to the board of directors our chief executive officer's compensation, and approving the compensation of our other executive officers reporting directly to our chief executive officer;

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  overseeing the evaluation of our senior executives;

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  overseeing, administering, reviewing and making recommendations to the board of directors with respect to our incentive compensation and equity-based plans;

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  reviewing and making recommendations to the board of directors with respect to director compensation; and

  •
  when applicable to us, reviewing and discussing with management the compensation discussion and analysis and preparing the annual compensation committee report, as required by SEC rules.

Nominating and Corporate Governance Committee

        The members of our nominating and corporate governance committee are Fred Middleton, Laura Brege, Paul Hastings, and John Longenecker, who chairs the committee. Our nominating and corporate governance committee met one time during 2012. The nominating and corporate governance committee's responsibilities include:

  •
  recommending to the board of directors the persons to be nominated for election as directors or to fill any vacancies on the board of directors, and to be appointed to each of the board's committees;

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  developing and recommending to the board of directors corporate governance guidelines; and

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  overseeing an annual self-evaluation of the board of directors.

 Board and Committee Meetings Attendance

        The full board of directors met fifteen times during 2012. During 2012, each member of the board of directors attended in person or participated in 75 percent or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).

Director Attendance at Annual Meeting of Stockholders

        We do not have a formal policy regarding attendance by members of our board of directors at our annual meetings of stockholders. Our practice, however, is to have a meeting of the board immediately following the annual meeting of stockholders. All eight members of our board attended the annual meeting of stockholders in 2012.

Code of Business Conduct and Ethics

        We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, which is located at www.pacira.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Board Leadership Structure and Board's Role in Risk Oversight

        Our board of directors does not have a policy regarding separation of the roles of chief executive officer and chairman of the board. The board believes it is in our best interests to make that determination based on circumstances from time to time. Currently, the positions of our chairman of the board and chief executive officer are separated. Our board of directors believes that this structure allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012. Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full board of directors, which has responsibility for general oversight of risks.

        Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our audit committee oversees risk management activities related to financial controls and legal and compliance risks. Our compensation committee oversees risk management activities relating to our compensation policies and practices, and our nominating and corporate governance committee oversees risk management activities relating to board composition and management succession planning. In addition, members of our senior management team attend our quarterly board meetings and are available to address any questions or concerns raised by the board on risk-management and any other matters. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Communication with the Directors of Pacira

        Any interested party may contact the Chairman of Pacira's board of directors or the non-management members of Pacira's board of directors, as a group, by submitting a written communication to the Chairman at the following address:

    Chairman of the Board
    c/o Pacira Pharmaceuticals, Inc.
    5 Sylvan Way, Suite 100
    Parsippany, New Jersey 07054
    United States

        You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

        A copy of any such written communication will also be forwarded to Pacira's legal counsel and retained for a reasonable period of time. Communications will forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chairman considers to be important for the directors to know.

        The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by Pacira regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. Pacira has also established a toll-free telephone number for the reporting of such activity.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

        Our board of directors has approved an amended compensation policy for our non-employee directors. This policy provides for the following compensation to our non-employee directors:

          Initial Stock Option Grant—Non-Employee Directors.     Each non-employee director who joins our board of directors after June 2, 2011 receives an option under our equity incentive plan to purchase an aggregate of 15,000 shares of common stock, upon his or her initial appointment to our board of directors. Subject to the non-employee director's continued service as a director, the shares underlying this option will vest in 24 equal successive monthly installments over the 24 month period following the date of grant. In the event of a change of control or our liquidation or dissolution, 100% of the then unvested shares will immediately vest. The exercise price of the option will be equal to the fair market value of the common stock on the date of grant which our board of directors determines to be the closing price per share of common stock as reported on The Nasdaq Global Market on such date.

          Annual Stock Option Grant.     Each non-employee director receives an option under our stock incentive plan to purchase an aggregate of 7,000 shares of common stock on the date of our first board of directors meeting held after each annual meeting of stockholders. Unless otherwise provided at the time of grant, subject to the non-employee director's continued service as a director, the shares underlying this option will vest in 12 equal successive monthly installments over the 12-month period following the date of grant. In the event of a change of control or our liquidation or dissolution, 100% of the then unvested shares will vest in full. The exercise price of the option will be equal to the fair market value of the common stock on the date of grant which our board of directors determines to be the closing price per share of common stock as reported on The Nasdaq Global Market on such date.

          Annual Fees.     Each non-employee director receives an annual fee as follows:

            Board Annual Fee—each non-employee member of our board of directors receives an annual fee of $35,000, and the chairman of the board receives an additional annual fee of $30,000, in each case relating to such director's service on our board of directors.

            Audit Committee Annual Fee—the chair of the audit committee receives an annual fee of $15,000 and each other non-employee member of the audit committee receives an annual fee of $9,000, in each case relating to such director's service on the audit committee.

            Compensation Committee Annual Fee—the chair of the compensation committee receives an annual fee of $15,000 and each other non-employee member of the compensation committee receives an annual fee of $7,500, in each case relating to such director's service on the compensation committee.

            Nominating and Corporate Governance Committee Annual Fee—the chair of the nominating and corporate governance committee receives an annual fee of $10,000 and each other non-employee member of the nominating and corporate governance committee receives an annual fee of $5,000, in each case relating to such director's service on the nominating and corporate governance committee.

        Each annual fee is payable in advance in four equal quarterly installments on the first day of each calendar quarter, provided that the amount of such payment shall be prorated for any portion of such quarter that the director was not serving on our board of directors. Each non-employee director is also reimbursed for reasonable travel and other expenses in connection with attending meetings of the Board and any committee on which he or she serves.

        To date, Dr. Andreas Wicki, a non-employee director, has elected not to receive any compensation for his service on our board of directors. We do not compensate Mr. Stack, our chief executive officer, for his service on our board of directors.

Director Compensation Table—2012

        The following table sets forth a summary of the compensation earned by our directors for the year ended December 31, 2012, with the exception of Mr. Stack, who does not receive compensation for service on our board of directors and whose compensation is included in the "Summary Compensation Table" below.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)(3)
Fred Middleton	75,000	49,561	124,561
Luke Evnin, Ph.D.	42,500	49,561	92,061
John Longenecker, Ph.D.	62,306	49,561	111,867
Gary Pace, Ph.D.	45,356	49,561	94,917
Andreas Wicki, Ph.D.(2)	—	—	—
Paul Hastings	65,579	49,561	115,140
Laura Brege	58,949	49,561	108,510

(1)
Represents the grant date fair value of option awards granted in 2012 in accordance with ASC Topic 718, or ASC 718. Our directors will only realize compensation to the extent the fair value of our common stock is greater than the exercise price of such stock options. For information regarding assumptions underlying the valuation of equity awards, see note 11 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 7, 2013.

(2)
To date, Dr. Wicki has elected not to receive any compensation for his service on our board of directors.

(3)
The aggregate number of stock awards and aggregate number of option awards outstanding for each of our directors as of December 31, 2012, are as follows:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
Fred Middleton	2,325	2,324	$1.61	9/2/2020
	697	698	5.49	12/29/2020
	15,692	—	13.98	6/2/2021
	3,500	3,500	10.81	6/5/2022
Luke Evnin, Ph.D.	2,325	2,324	$1.61	9/2/2020
	697	698	5.49	12/29/2020
	15,692	—	13.98	6/2/2021
	3,500	3,500	10.81	6/5/2022
John Longenecker, Ph.D.	12,378	4,358	$1.61	9/2/2020
	5,000	—	13.98	6/2/2021
	3,500	3,500	10.81	6/5/2022
Gary Pace, Ph.D.(1)	12,378	4,358	$1.61	9/2/2020
	5,000	—	13.98	6/2/2021
	6,667	23,333	11.02	4/3/2022
	3,500	3,500	10.81	6/5/2022
	—	70,000	16.67	8/17/2022
Andreas Wicki, Ph.D.(2)	—	—	—	—
Paul Hastings	11,250	3,750	$13.98	6/2/2021
	3,500	3,500	10.81	6/5/2022
Laura Brege	11,250	3,750	$13.98	6/2/2021
	3,500	3,500	10.81	6/5/2022

(1)
The options with an expiration date of 4/3/2022 and 8/17/2022 were granted to Dr. Pace pursuant to his consulting agreement.

(2)
To date, Dr. Wicki has elected not to receive any compensation for his service on our board of directors.

 PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF COHNREZNICK LLP AS
PACIRA'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2013

        Pacira's stockholders are being asked to ratify the appointment by the audit committee of the board of directors of CohnReznick LLP as Pacira's independent registered public accounting firm. CohnReznick LLP has served as Pacira's independent registered public accounting firm since 2009.

        The audit committee is solely responsible for selecting Pacira's independent registered public accounting firm for the fiscal year ending December 31, 2013. Stockholder approval is not required to appoint CohnReznick LLP as Pacira's independent registered public accounting firm, however, the board of directors believes that submitting the appointment of CohnReznick LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain CohnReznick LLP. If the selection of CohnReznick LLP is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Pacira and its stockholders. A representative of CohnReznick LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

        The following table summarizes the fees billed by CohnReznick LLP for professional services rendered to us during fiscal years 2012 and 2011:

	2012	2011(2)
Audit Fees(1)	$354,341	$443,809
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$354,341	$443,809

(1)
Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other services provided in connection with statutory and regulatory filings, including registration statements.

(2)
Audit fees for 2011 have been reduced from the amount disclosed in our 2011 proxy statement, which inadvertently included amounts billed in 2011 for services rendered in fiscal year 2010.

Audit Committee Pre-approval Policy and Procedures

        Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

        From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. Our audit committee has also delegated to the chairman of our audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by a member of our audit committee pursuant to this delegated authority is reported on at the next meeting of our audit committee.

        During our 2012 fiscal year, no services were provided to us by CohnReznick LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE RATIFICATION OF COHNREZNICK LLP'S APPOINTMENT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

 REPORT OF THE AUDIT COMMITTEE

        The audit committee is appointed by the board of Directors to assist the board of directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Pacira's financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of Pacira's independent accountants, (3) the performance of Pacira's internal audit function, and (4) other matters as set forth in the charter of the audit committee approved by the board of directors.

        Management is responsible for Pacira's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The independent accountants are responsible for performing an independent audit of Pacira's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent accountants the audited consolidated financial statements of Pacira for the fiscal year ended December 31, 2012. The audit committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with audit committees, as amended. In addition, the audit committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the audit committee concerning independence and has discussed with the independent accountants the independent accountants' independence.

        Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements of Pacira be included in Pacira's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, that was filed with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF PACIRA PHARMACEUTICALS, INC. Laura Brege, Chairman John Longenecker Paul Hastings

PROPOSAL NO. 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

        As required by Section 14A of the Exchange Act, we are asking stockholders to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a "say on pay" proposal, gives stockholders the opportunity to approve or reject our executive pay program through the following resolution:

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers of Pacira Pharmaceuticals, Inc., as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, including the section entitled "Executive Compensation Objectives and Processes," the compensation tables, and related material in the company's proxy statement."

        The say on pay vote is advisory and therefore will not be binding on the compensation committee, the board of directors or the Company. However, the compensation committee and board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

        Please read the "Executive Compensation" section of this proxy statement before determining how to vote on this proposal. As discussed in more detail in that section, and particularly under the heading "Executive Compensation Objectives and Processes," the primary objectives of our executive compensation program are to increase stockholder value by attracting and retaining talented executives, rewarding performance that meets or exceeds our established goals, and aligning the interests of our executives with those of our stockholders. Our compensation committee, which was advised by an independent compensation consultant, determined the 2012 compensation of our named executive officers in light of our performance in fiscal year 2012, during which we commercially launched EXPAREL, and the market price of our common stock increased significantly. The increase in total compensation for 2012 for each of our named executive officers primarily reflects the increased grant date fair value of stock options granted to each named executive officer in June 2012, due to our increased stock price. Our named executive officers will only realize compensation in connection with these grants if our stock price continues to appreciate. We believe the compensation levels and structure established by our compensation committee adequately reward our named executive officers' performance while motivating them to build long-term stockholder value.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

 PROPOSAL NO. 4—ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE
SAY ON PAY VOTE

        In addition to requiring that we conduct an advisory say on pay vote, the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we ask you to cast an advisory vote to approve the frequency with which we will conduct future say on pay votes—every year, every two years, or every three years.

        The vote to approve the frequency of future say on pay votes is advisory and therefore will not be binding on the compensation committee, the board of directors, or the Company. However, the compensation committee and board will take the voting results into consideration when determining the frequency and timing of future say on pay votes.

        The board of directors believes that holding an annual advisory vote to approve executive compensation provides us with more direct and immediate feedback on our compensation programs. Similarly, the board of directors believes that an annual advisory vote to approve executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters.

        You are being asked to vote on a preference that we hold a say on pay vote every three years, two years or one year, or you may abstain from this vote.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF HOLDING THE ADVISORY SAY ON PAY VOTE every "ONE YEAR".

 EXECUTIVE COMPENSATION

Summary Compensation Table For Fiscal Years Ended December 31, 2012 and 2011

        The following table sets forth information for our Chief Executive Officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2012 for the fiscal years indicated. We refer to these individuals as our "named executive officers."

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
David Stack	2012	462,000	231,000	2,478,034	2,879	3,173,913
Chief Executive Officer	2011	409,046	206,000	—	1,504	616,550
James Scibetta	2012	318,100	100,000	1,062,015	654	1,480,769
Chief Financial Officer	2011	276,106	100,000	—	1,504	377,610
Taunia Markvicka	2012	315,000	65,000	1,062,015	436	1,442,451
Vice President, Commercial

(1)
Cash bonuses for 2012 were approved in November 2012 and paid in December 2012. Cash bonuses for 2011 were approved in December 2011 and paid in January 2012.

(2)
Represents the grant date fair value of option awards granted in 2012 in accordance with ASC 718. Our named executive officers will only realize compensation to the extent the fair value of our common stock is greater than the exercise price of such stock options. For information regarding assumptions underlying the valuation of equity awards, see note 11 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 7, 2013.

(3)
Amounts represent the value of perquisites and other personal benefits which are further detailed in the table below:

Name	2011 Group Life Insurance ($)	2012 Group Life Insurance ($)
David Stack	1,504	2,879
James Scibetta	1,504	654
Taunia Markvicka	—	436

 Outstanding Equity Awards at Year End

        The following table sets forth certain information with respect to outstanding options held by our named executive officers at December 31, 2012.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date
David Stack	185,960	—		$1.61	9/2/2020
	143,828	111,867	(1)	1.61	9/2/2020
	79,233	79,233	(2)	5.49	12/29/2020
	—	350,000	(3)	10.81	6/5/2022
James Scibetta	74,384	—		1.61	9/2/2020
	41,056	31,933	(1)	1.61	9/2/2020
	26,439	26,439	(2)	5.49	12/29/2020
	—	150,000	(3)	10.81	6/5/2022
Taunia Markvicka	29,754	—		1.61	9/2/2020
	12,029	9,356	(1)	1.61	9/2/2020
	9,174	9,175	(2)	5.49	12/29/2020
	—	150,000	(3)	10.81	6/5/2022

(1)
This option vested with respect to 25% of the shares subject to the option on September 2, 2011 and vests with respect to the remaining shares in approximately equal successive monthly installments over 36 months thereafter provided that the named executive officer continues to provide services to us over such period.

(2)
This option vested with respect to 25% of the shares subject to the option on December 29, 2011 and vests with respect to the remaining shares in approximately equal successive monthly installments over 36 months thereafter provided that the named executive officer continues to provide services to us over such period.

(3)
This option vested with respect to 25% of the shares subject to the option on June 5, 2013 and vests with respect to the remaining shares in approximately equal successive monthly installments over 36 months thereafter provided that the named executive officer continues to provide services to us over such period.

Executive Compensation Objectives and Processes

Objectives

        Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to:

  •
  reward the achievement of our annual and long-term operating and strategic goals;

  •
  recognize individual contributions;

  •
  align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and

  •
  retain and build our executive management team.

        To achieve these objectives, our executive compensation program ties a portion of each named executive officer's overall compensation to key corporate financial goals and to individual goals. We have also provided a portion of our executive compensation in the form of option awards that vest over time, which we believe helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance as reflected in the trading price of shares of our common stock.

        The compensation of our named executive officers has been determined in light of our performance in fiscal year 2012. The increase in each named executive officer's total compensation for 2012, as reflected in the Summary Compensation Table, above, primarily reflects the increased grant date fair value of stock options granted to each named executive officer in June 2012 due to our increased stock price. The options have an exercise price equal to the fair market value of our common stock on the date of grant and vest over a period of four years after the date of grant. Vesting of these options is conditioned on the continued service of the respective named executive officer, and such officer will only realize compensation in connection with these options if our stock price continues to appreciate.

Processes

        Our compensation committee makes all compensation decisions regarding our named executive officers. Our chief executive officer has annually reviewed the performance of each of our other executive officers other than himself, and, based on these reviews, has made recommendations to our compensation committee regarding salary adjustments, annual incentive bonus payments and equity incentive awards for such executive officers. The compensation committee believes it is valuable to consider the recommendations of our chief executive officer with respect to these matters because, given his knowledge of our operations and the day-to-day responsibilities of our executive officers, he is in a unique position to provide the compensation committee with perspective into the performance of our executive officers in light of our business at a given point in time.

        As part of the 2012 compensation process, our compensation committee retained Radford ("Radford") as its independent compensation consultant. Radford provided advisory services only with respect to executive compensation and does no other business with the Company. The compensation committee reviewed the Company's relationship with Radford to ensure the independent judgment of the compensation consultant to the committee, and the committee does not believe that there are any conflicts of interest with Radford.

        Radford established a comparative framework of certain of our peers to allow the compensation committee to assess competitive market practice in our industry. In establishing the peer group, Radford began with all publicly-traded pharmaceutical and biotechnology companies and then further refined the list of companies based on the following four factors:

  •
  Employee size;

  •
  Revenue;

  •
  Market value; and

  •
  Stage of development.

        Based on these variables, Radford established a peer group consisting of the following 21 publicly-traded companies:

Acorda Therapeutics	Momenta Pharmaceuticals
Affymax	Nektar Therapeutics
AMAG Pharmaceuticals	NPS Pharmaceuticals
AVANIR Pharmaceuticals	Obagi Medical
Cadence Pharmaceuticals, Inc.	Optimer Pharmaceutcials
Depomed	Santarus
Dyax	Spectrum Pharmaceuticals
Halozyme Therapeutics	Vical
Idenix Pharmaceuticals	Xenoport
Isis Pharmaceuticals	Zogenix
MAP Pharmaceuticals

        Our compensation committee does not "benchmark" the compensation of any of our named executive officers; rather, the committee took the results of Radford's comparative analyses, as well as the considerations provided by Radford with respect to components and levels of compensation for our executive officers, under advisement in determining competitive market practice in our industry. The compensation committee considered the assessment of market compensation, historical compensation levels, subjective assessments of individual performance and other subjective factors in establishing and approving the various elements of our executive compensation program for 2012.

Employment Agreements, Severance and Change in Control Arrangements

        We entered into employment agreements with each of our named executive officers. The agreements with each of our named executive officers provide for "at will" employment which means we or the executive can terminate his or her employment at any time, with or without cause. Pursuant to the agreements, as amended, each of our named executive officers will be entitled to a base salary and certain benefits.

        If our chief executive officer (i) is terminated for any reason other than for "cause," or (ii) terminates his employment for "good reason," then he will be entitled to:

  •
  earned and accrued base salary, bonus, vacation time and other benefits;

  •
  monthly salary continuation payments for a period of 12 months from the effective date of the release required to be provided as a condition to receiving these payments;

  •
  health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage; and

  •
  immediate vesting of the portion of the unvested options granted to him in connection with the agreement that would have become vested during the 12-month period following the date of termination.

        If, within 30 days prior to, or 12 months following, a "change in control," our chief executive officer (i) is terminated for any reason other than for "cause," or (ii) terminates his employment during the agreement term for "good reason," then he will be entitled to:

  •
  earned and accrued base salary, bonus, vacation time and other benefits;

  •
  monthly salary continuation payments for a period of 24 months from the effective date of the release required to be provided as a condition to receiving these payments;

  •
  in lieu of the Targeted Incentive Bonus (as defined in the employment agreement), a bonus payment in the amount of one hundred percent (100%) of his then-current base salary, payable in one lump sum after the effective date of the release required to be provided as a condition to receiving this payment;

  •
  health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage; and

  •
  immediate vesting of all unvested options granted to him in connection with the agreement.

        If any of our named executive officers, other than our chief executive officer, (i) is terminated for any reason other than for "cause," or (ii) terminates his or her employment for "good reason," then such executive officer will be entitled to:

  •
  earned and accrued base salary, bonus, vacation time and other benefits;

  •
  monthly salary continuation payments for a period of nine months from the effective date of the release required to be provided as a condition to receiving these payments;

  •
  health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage; and

  •
  immediate vesting of the portion of the unvested options granted to such executive officer in connection with the agreement that would have become vested during the nine-month period following the date of termination.

        If, within 30 days prior to, or 12 months following, a "change in control," any of our named executive officers, other than our chief executive officer, (i) is terminated for any reason other than for "cause," or (ii) terminates his or her employment during the agreement term for "good reason," then such executive officer will be entitled to:

  •
  earned and accrued base salary, bonus, vacation time and other benefits;

  •
  monthly salary continuation payments for a period of 12 months from the effective date of the release required to be provided as a condition to receiving these payments;

  •
  in lieu of the Targeted Incentive Bonus (as defined in the employment agreement), a bonus payment in the amount of thirty percent (30%) of such executive officer's then-current base salary, payable in one lump sum after the effective date of the release required to be provided as a condition to receiving this payment;

  •
  health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage; and

  •
  immediate vesting of all unvested options granted to such executive officer in connection with the agreement.

        Our obligation to make the severance payments described above will be conditioned upon the executive officer's continued compliance with the non-competition and confidentiality obligations set forth in his or her employment agreement and the executive officer's execution of a general release of claims against us.

        Under the employment agreements, "cause" means: (i) failure to substantially perform the duties owed to us after receiving written notice that sets forth in detail the specific respects in which our board of directors believes that the duties have not been substantially performed, and failure to correct the failure within 30 days after receiving a demand for substantial performance and opportunity to cure; (ii) fraud, misconduct, dishonesty, gross negligence or other acts either injurious to us or conducted with intentional disregard for our best interests; (iii) failure to follow reasonable and lawful instructions from our board of directors and failure to cure such failure after receiving 20 days advance written notice; (iv) material breach of the terms of the employment agreement or our employee proprietary information and inventions assignment agreement or any other similar agreement that may be in effect from time to time; or (v) conviction of, or pleading guilty or nolo contendere to, any misdemeanor involving dishonesty or moral turpitude or related to our business, or any felony.

        Under the employment agreements, "good reason" means, without the executive officer's prior written consent: (i) any material reduction of the executive officer's then effective base salary that is not in accordance with his employment agreement or related to a cross-executive team salary reduction; (ii) any material breach by us of the executive officer's employment agreement; or (iii) a material reduction in the executive officer's responsibilities or duties, not including a mere reassignment following a change of control to a position that is substantially similar to the position held prior to the change of control; provided, however, that no such event or condition shall constitute good reason unless (x) the executive officer gives us a written notice of termination for good reason not more than 90 days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by us within 30 days of our receipt of such notice and (z) the termination date occurs within one (1) year following our receipt of such notice.

        Under the employment agreements, a "change of control" means (i) a merger or consolidation of either us or PPI-California into another entity in which the stockholders of us or PPI-California (as applicable) do not control 50% or more of the total voting power of the surviving entity (other than a reincorporation merger); (ii) the sale, transfer or other disposition of all or substantially all of our assets in a liquidation or dissolution; or (iii) the sale or transfer of more than 50% of our outstanding voting stock. In the case of each of the foregoing clauses (i), (ii) and (iii), a change of control as a result of a financing transaction entered into by us or PPI-California shall not constitute a change of control for purposes of these agreements.

Equity Compensation Plan Information

        Set forth below is information as of December 31, 2012, regarding our equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:	1,269,921	$3.76	745,305
Equity compensation plans not approved by security holders:	—	—	—

Total	1,269,921	$3.76	745,305

RELATED PERSON TRANSACTIONS

        The following is a description of transactions entered into, or in effect, after January 1, 2012 to which we have been a party, in which the amount involved in the transaction exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, or affiliates or immediate family members of any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unrelated third parties.

Services Agreement with Gary Patou and MPM Asset Management LLC

        In October 2010, we entered into an agreement with Dr. Patou, our chief medical officer, and MPM Asset Management LLC, or MPM AM, to provide services to us customarily expected of a chief medical officer. Dr. Patou is the managing director of MPM AM. Dr. Patou's principal duties for us include obtaining approval for the EXPAREL NDA in the United States, filing the EXPAREL dossier in the European Union, developing additional clinical indications for EXPAREL and assisting with our product pipeline development. Pursuant to the original services agreement, the services were provided by Dr. Patou at a monthly rate of approximately $26,000 in 2010 and 2011 in exchange for 80% of Mr. Patou's business time devoted to the Company, $16,000 in 2012 in exchange for 50% of Mr. Patou's business time, and $6,000 in 2013 and 2014 in exchange for 20% of Mr. Patou's business time. The original services agreement has been amended twice. The first amendment to this agreement was entered into in December 2011 and provided that Mr. Patou would continue to earn a monthly consulting fee of approximately $26,000 in exchange for 80% of his business time through September 30, 2012. In November 2012, we entered into a second amendment to the services agreement with MPM. Pursuant to the terms of the amended services agreement, the monthly services fee will remain at approximately $16,000, through December 31, 2013, in exchange for 50% of Dr. Patou's business time.

        If we terminate our consulting relationship with Dr. Patou and MPM AM other than for "cause" (as defined in the agreement) or the consulting relationship is terminated by Dr. Patou and MPM AM for "good reason" (as defined in the agreement), then MPM AM will be entitled to continuation of the then effective monthly service fee for a period of nine months following the date of termination, and Dr. Patou will be entitled to immediate vesting of the portion of the unvested options that would have vested during the nine month period following the date of termination, provided that the options granted to Dr. Patou in December 2010 are subject to additional vesting. In addition, if within 30 days prior to, or 12 months following, a "change of control" (as defined in the agreement), the consulting relationship is terminated other than for "cause" or for "good reason", then in addition to the service payments above, Dr. Patou will also be entitled to immediate vesting of the entire unvested portion of his stock options.

        In fiscal year 2012, we paid $394,212 in total fees to MPM AM for Dr. Patou's services under the agreement.

License, Development and Commercialization Agreement with Aratana Therapeutics, Inc.

        On December 5, 2012, we entered into a worldwide license, development and commercialization agreement (the "License Agreement") with Aratana Therapeutics, Inc., or Aratana. When we entered into the License Agreement, MPM Capital and its affiliates, or MPM Capital, beneficially owned more than five percent of our outstanding common stock, and we have been informed that MPM Capital beneficially owns more than 10 percent of the capital stock of Aratana. Under the agreement, the

Company granted Aratana an exclusive royalty-bearing license, including the limited right to grant sublicenses, for the development and commercialization of our bupivacaine liposome injectable suspension product for animal health indications. Under the agreement, Aratana will develop and seek approval for the use of the product in veterinary surgery to manage postsurgical pain, focusing initially on developing the product for cats, dogs and other companion animals. In connection with the entry into the license agreement, we received a one-time payment of $1.0 million, and we may receive up to an additional aggregate $42.5 million upon the achievement of development and commercial milestones. Once the product has been approved by the Food and Drug Administration for sale in the United States, Aratana will pay us a tiered double digit royalty on net sales made in the United States. If the product is approved by foreign regulatory agencies for sale outside of the United States, Aratana will pay us a tiered double digit royalty on such net sales. Royalty rates will be reduced by a certain percentage upon the entry of a generic competitor for animal health indications into a jurisdiction or if Aratana must pay royalties to third parties under certain circumstances.

Consulting Agreement with Gary Pace

        In June 2011, we entered into an agreement with Gary Pace, one of our directors, to provide consulting services for manufacturing-related activities at a monthly fee of $5,000, not to exceed $60,000 annually. In connection with these services, Dr. Pace received an option to purchase 10,000 shares of our common stock at an exercise price of $11.02 per share. In April 2012, we entered into an amended and restated consulting agreement with Dr. Pace, pursuant to which Dr. Pace will provide consulting services at the rate of $10,000 per month and received an option to purchase 20,000 shares of common stock at an exercise price of $11.02 per share pursuant to the amended and restated consulting agreement. The amendment also removed the stipulation that Dr. Pace's total yearly consulting fees could not exceed $60,000. In August 2012, we and Dr. Pace further amended and restated the consulting agreement, whereby Dr. Pace will provide consulting services at the rate of $15,000 per month and received an option to purchase 70,000 shares of common stock at an exercise price of $16.67 per share pursuant to the amended and restated consulting agreement. Under this amendment, Dr. Pace will be eligible to receive a bonus up to $0.2 million, contingent upon the date of FDA approval of our Suite C manufacturing facility for EXPAREL. In fiscal year 2012, we paid $187,419 in total fees and expense reimbursements to Dr. Pace pursuant to the consulting agreement.

Policies and Procedures for Related Person Transactions

        Our board of directors has adopted a written related person transaction policy which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds the lesser of (1) $120,000 or (2) one percent of the average of our total assets at year end for the last two completed fiscal year, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person.

        Any related person transaction proposed to be entered into by us is required to be reported to our chief financial officer and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If our chief financial officer determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee, or at the next meeting following the date that the related person transaction comes to the attention of our chief financial officer. Our chief financial officer, however, may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

        In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

        Transactions involving compensation of executive officers will be reviewed and approved by the compensation committee in the manner specified in the charter of the compensation committee.

        A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in our related person transaction policy after full disclosure of the related person's interests in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of business;

  •
  whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to stockholders in light of the circumstances of the particular transaction.

        The audit committee reviews all relevant information available to it about the related person transaction. The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction. All transactions disclosed above were reviewed and approved by the audit committee in accordance with our related person transaction policy.

Indemnification of Officers and Directors

        Our amended and restated certificate of incorporation and amended and restated bylaws, provide that we indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth information, to the extent known by us or ascertainable from public filings, regarding the beneficial ownership of our common stock as of April 1, 2013 (except where otherwise noted), by:

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are immediately exercisable or exercisable within 60 days of April 1, 2013. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

        Percentage ownership calculations for beneficial ownership are based on 32,934,105 shares outstanding at the close of business on April 1, 2013. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Pacira Pharmaceuticals, Inc., 5 Sylvan Way, Suite 100, Parsippany, New Jersey 07054.

        In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 1, 2013 to be outstanding. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders
HBM Healthcare Investments (Cayman) Ltd.(1)	2,313,026	7.0%
T. Rowe Price Associates, Inc.(2)	5,776,800	17.5%
Gilder, Gagnon, Howe & Co. LLC(3)	3,932,011	11.9%
Jennison Associates LLC(4)	2,176,700	6.6%
Prudential Financial, Inc.(5)	2,179,095	6.6%
Directors
David Stack(6)	458,332	1.4%
Laura Brege(7)	20,792	*
Luke Evnin(8)	1,397,664	4.2%
Paul Hastings(9)	20,792	*
John Longenecker(10)	24,603	*
Fred Middleton(11)	873,964	2.7%
Gary Pace(12)	59,712	*
Andreas Wicki(13)	2,313,026	7.0%
Named Executive Officers
James Scibetta(14)	149,991	*
Taunia Markvicka(15)	55,096
All directors and executive officers as a group (13 persons)(16)	5,481,339	16.1%

(1)
The address for HBM Healthcare Investments (Cayman) Ltd. (f/k/a HBM BioVentures (Cayman) Ltd.) ("HBM") is Centennial Towers, Suite 305, 2454 West Bay Road, Grand Cayman, Cayman Islands, B.V.I. Consists of (i) 2,233,993 shares of common stock held by HBM, and (ii) 79,033 shares of common stock issuable upon exercise of warrants held by HBM, which are exercisable within 60 days of April 1, 2013. The board of directors of HBM has sole voting and investment power with respect to the shares held by such entity and acts by majority vote. The board of directors of HBM is comprised of John Arnold, Richard Coles, Sophia Harris, Dr. Andreas Wicki and John Urquhart, none of whom has individual voting or investment power with respect to such shares.

(2)
This information is derived exclusively from a Schedule 13G/A filed by T. Rowe Price Associates, Inc. ("Price Associates") with the SEC on February 11, 2013 reporting on beneficial ownership as of December 31, 2012. The address for Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)
This information is derived exclusively from a Schedule 13G/A filed by Gilder, Gagnon, Howe & Co. LLC ("Gilder Gagnon") with the SEC on January 10, 2013 reporting on beneficial ownership as of December 31, 2012. The address for Gilder Gagnon is 3 Columbus Circle, 26th Floor, New York, New York 10019.

(4)
This information is derived exclusively from a Schedule 13G filed by Jennison Associates LLC ("Jennison") with the SEC on February 11, 2013 reporting on beneficial ownership as of December 31, 2012. The address for Jennison is 466 Lexington Avenue, New York New York 10017.

(5)
This information is derived exclusively from a Schedule 13G filed by Prudential Financial, Inc. ("Prudential") with the SEC on February 13, 2013 reporting on beneficial ownership as of December 31, 2012. Prudential is a parent holding company and the indirect parent of Jennison. Through its parent-subsidiary relationship, Prudential may be deemed to beneficially own the shares of common stock beneficially owned by Jennison, as disclosed above. The address for Prudential is 751 Broad Street, Newark, New Jersey 07102.

(6)
Consists of (i) 2,573 shares of common stock held directly by Mr. Stack, (ii) 18,596 shares of common stock held indirectly by Stack Schroon Mohawk FLP, and (iii) 437,163 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 1, 2013. Mr. Stack is the general partner of Stack Schroon Mohawk FLP.

(7)
Consists of 20,792 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 1, 2013.

(8)
Consists of (i) 1,209,511 shares of common stock held by MPM BioVentures IV-QP, L.P., (ii) 46,600 shares of common stock held by MPM BioVentures IV GmbH & Co. Beteiligungs KG, (iii) 34,368 shares of common stock held by MPM Asset Management Investors BV4 LLC, (iv) 74,073 shares of common stock issuable upon exercise of warrants held by MPM BioVentures IV-QP, L.P., which are exercisable within 60 days of April 1, 2013, (v) 2,853 shares of common stock issuable upon exercise of warrants held by MPM BioVentures IV GmbH & Co. Beteiligungs KG, which are exercisable within 60 days of April 1, 2013, (vi) 2,106 shares of common stock issuable upon exercise of warrants held by MPM Asset Management Investors BV4 LLC, which are exercisable within 60 days of April 1, 2013, and (vii) 28,153 shares of common stock issuable upon exercise of stock options held by Dr. Evnin that are exercisable within 60 days of April 1, 2013. Dr. Evnin is a Member of MPM BioVentures IV LLC. MPM BioVentures IV LLC is the Managing Member of MPM BioVentures IV GP LLC, which is the General Partner of MPM BioVentures IV-QP, LP and the Managing Limited Partner of MPM BioVentures IV GmbH & Co. Beteiligungs KG. MPM BioVentures IV LLC is the Manager of MPM Asset Management Investors BV4 LLC. Dr. Evnin has a shared power to vote, acquire, hold and dispose of all shares and warrants. Dr. Evnin disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein.

(9)
Consists of 20,792 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 1, 2013.

(10)
Consists of 24,603 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 1, 2013.

(11)
Includes (i) 416,083 shares of common stock held by Sanderling Venture Partners VI, L.P., (ii) 361,762 shares of common stock held by Sanderling Venture Partners VI Co-Investment Fund, L.P. (iii) 67,966 shares of common stock held by Mr. Middleton, and (iv) 28,153 shares of common stock issuable upon exercise of stock options held by Mr. Middleton that are exercisable within 60 days of April 1, 2013. Mr. Middleton is a managing director of Middleton, McNeil, Mills & Associates VI, LLC, which has the ultimate voting and investment power over shares held of record by Sanderling Venture Partners VI, L.P. and Sanderling Venture Partners VI Co-Investment Fund, L.P. and he may be deemed to have voting and investment power over shares held of record by Sanderling Venture Partners VI, L.P. and Sanderling Venture Partners VI Co-Investment Fund, L.P. Mr. Middleton disclaims beneficial ownership over the shares held by Sanderling Ventures and its affiliates, except to the extent of his pecuniary interest therein.

(12)
Includes 42,020 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 1, 2013.

(13)
Consists of (i) 2,233,993 shares of common stock held by HBM, and (ii) 79,033 shares of common stock issuable upon exercise of warrants held by HBM, which are exercisable within 60 days of April 1, 2013, each as disclosed above. The board of directors of HBM has sole voting and investment power with respect to the shares held by such entity and acts by majority vote. The board of directors of HBM is comprised of John Arnold, Richard Coles, Sophia Harris, Dr. Andreas Wicki and John Urquhart, none of whom has individual voting or investment power with respect to such shares.

(14)
Includes 144,991 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 1, 2013.

(15)
Consists of 55,096 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 1, 2013.

(16)
Includes common stock issuable upon (a) exercise of stock options and (b) exercise of warrants, in each case, that are exercisable within 60 days of April 1, 2013.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under U.S. securities laws, directors, executive officers, and persons holding more than 10 percent of Pacira common stock must report their initial ownership of the common stock and any changes in that ownership in reports that must be filed with the SEC. Copies of these reports also must be furnished to Pacira. The SEC has designated specific deadlines for these reports, and Pacira must identify in this proxy statement those persons who did not file these reports when due.

        Based solely on an examination of these reports and on written representations provided to Pacira, all directors, executive officers, and 10 percent owners timely filed all reports regarding transactions in Pacira's securities required to be filed for 2012 by Section 16(a) under the Exchange Act.

HOUSEHOLDING

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders, proxy statement and Notice of Internet Availability of Proxy Materials, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Pacira Pharmaceuticals, Inc., 5 Sylvan Way, Suite 100, Parsippany NJ, 07054 Attention: Secretary, telephone: (973) 254-3560. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

        A stockholder who would like to have a proposal considered for inclusion in our 2014 proxy statement must submit the proposal so that it is received by us no later than December 26, 2013. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Pacira Pharmaceuticals, Inc., 5 Sylvan Way, Suite 100, Parsippany NJ, 07054 Attention: Secretary.

        For stockholder proposals submitted outside of the SEC proposal rules, our Bylaws require that advance written notice in proper form of stockholder proposals for matters to be brought before an annual stockholders meeting be received by the Secretary of Pacira not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding annual stockholders meeting. Accordingly, notice of stockholder proposals for the 2013 Annual Meeting of Stockholders must be received by Pacira between February 11, 2014, and March 13, 2014.

OTHER MATTERS

        Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors
/s/ JAMES SCIBETTA James Scibetta Chief Financial Officer and Secretary

April 25, 2013

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0000176659_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Paul Hastings 02 John Longenecker 03 Andreas Wicki PACIRA PHARMACEUTICALS, INC. 5 SYLVAN WAY, Suite 100 PARSIPPANY, NJ 07054 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2 Ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2013. 3 An advisory vote to approve the compensation of our named executive officers as disclosed in the proxy statement. The Board of Directors recommends you vote 1 YEAR on the following proposal: 3 years 2 years 1 year Abstain 4 An advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockerholder(s). If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000176659_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . PACIRA PHARMACEUTICALS, INC. Annual Meeting of Stockholders June 11, 2013 2:00 PM Eastern Daylight Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David Stack and James Scibetta, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PACIRA PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 2:00 PM, Eastern Daylight Time on June 11, 2013, at Pacira Pharmaceuticals, Inc. Corporate Headquarters, 5 Sylvan Way, Parsippany NY, 07054 , and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side